Exhibit 99.2

ALL DEPOSITORIES, NOMINEES, BROKERS AND OTHERS:

PLEASE FACILITATE THE TRANSMISSION OF THIS NOTICE

TO ALL BENEFICIAL OWNERS

NOTICE

TO HOLDERS OF

MOTORS LIQUIDATION COMPANY

GUC TRUST UNITS (CUSIP NO. 62010U101)1

October 26, 2016

Reference is made to (i) the Second Amended Joint Chapter 11 Plan, dated as of March 18, 2011, of Motors Liquidation Company and certain of its affiliates (the “Debtors”), which was confirmed by an order of the Bankruptcy Court for the Southern District of New York entered on March 29, 2011 (as so confirmed, the “Plan”), and which became effective on March 31, 2011, and (ii) the Second Amended and Restated Motors Liquidation Company GUC Trust Agreement dated as of July 30, 2015 (the “GUC Trust Agreement”).2 The above-described units (the “Trust Units”) representing contingent beneficial interests in the Motors Liquidation Company GUC Trust (the “GUC Trust”) were issued pursuant to the terms of the Plan and the GUC Trust Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan.

The Plan and GUC Trust Agreement provide for the establishment of the GUC Trust to implement certain terms of the Plan, including distributing GUC Trust Distributable Assets (as defined in the GUC Trust Agreement) and resolving outstanding Disputed General Unsecured Claims.

Pursuant to Section 5.4 of the GUC Trust Agreement, the GUC Trust makes quarterly liquidating distributions to holders of Trust Units to the extent that (i)(a) certain previously Disputed General Unsecured Claims asserted against the Debtors’ estates are either disallowed or otherwise resolved favorably to the GUC Trust (thereby reducing the amount of GUC Trust assets reserved for distribution in respect of such disallowed or resolved claims) or (b) certain GUC Trust assets that were previously set aside from distribution are released in the manner permitted under the GUC Trust Agreement, and (ii) as a result of the foregoing, the amount of Excess GUC Trust Distributable Assets as of the end of the relevant quarter exceeds certain thresholds set forth in the GUC Trust Agreement.

The GUC Trust hereby informs you that, pursuant and subject to the terms of the Plan and the GUC Trust Agreement referred to herein, a distribution of Excess GUC Trust

[1]	The CUSIP numbers appearing herein have been included solely for the convenience of the holders of the Trust Units. The GUC Trust assumes no responsibility for the selection or use of such numbers and makes no representations as to the correctness of the CUSIP numbers appearing herein.
[2]

Information on the bankruptcy proceedings, including a copy of the Plan, can be found at: http://www.motorsliquidationdocket.com/. Information can also be found on the website maintained by the trust administrator and trustee of the Motors Liquidation Company GUC Trust at https://www.mlcguctrust.com/.

Distributable Assets (the “Excess Distribution”) is anticipated to be made on or about November 14, 2016, to those persons (“Holders”) who were holders of record of the Trust Units on November 7, 2016 (the “Record Date”). The exact timing of the allocation and distribution of Excess GUC Trust Distributable Assets, however, is subject to the rules and procedures of the Financial Industry Regulatory Authority and The Depository Trust Company. The amount of Excess GUC Trust Distributable Assets (which consists solely of cash) to be allocated in the Excess Distribution, per Trust Unit held as of the Record Date, is set forth below:

Amount of Cash Allocable per Trust Unit

Description of Units	Cash
MLC GUC Trust Units (CUSIP No. 62010U101)	$3.523040

The GUC Trust makes no recommendations and gives no investment or legal advice herein, and all holders of Trust Units are urged to consult with their own advisors concerning the Trust Units, the Plan and the Excess Distribution, including tax advisors concerning the tax treatment of any distributions thereunder.

Additional information, including a copy of the GUC Trust Agreement, is available at www.mlcguctrust.com.

This Notice is given by:

Motors Liquidation Company GUC Trust

October 26, 2016